EXHIBIT 10.6

SAFEGUARD SCIENTIFICS, INC.
COMPENSATION SUMMARY – NON-EMPLOYEE DIRECTORS

Effective January 1, 2014, non-employee directors are compensated for their service as a director as shown in the table below:

Compensation Item	Amount
   Annual Cash Board Retainers:
      Chairman of the Board
      Other Directors
   Additional Annual Cash Chair Retainers:
      Audit Committee Chair
      Capital Management Committee Chair
      Compensation Committee Chair
      Nominating & Corporate Governance Committee Chair
   Cash Meeting Attendance Fees:
      Committee Meetings
$ 80,000 50,000 15,000 15,000 10,000 10,000 1,500

We also reimburse non-employee directors for expenses they incur to attend Board and Committee meetings and for attendance at one director continuing education program during each calendar year or the reasonable cost of one year’s membership in an organization which is focused on director education.

Each non-employee director receives a stock option to purchase 8,333 shares of Safeguard common stock upon initial election to the Board. A director’s initial stock option has an eight-year term and vests 25% each year commencing on the first anniversary of the grant date. The stock option exercise price is equal to the average of the high and low trading prices of a share of our common stock, as reported on the NYSE composite tape, on the grant date. Each non-employee director also receives an annual service grant of 5,000 deferred stock units. The deferred stock units vest fully on the first anniversary of the grant date or once a director reaches age 65, if earlier. The deferred stock units represent the right to receive shares of Safeguard common stock, on a one-for-one basis, following the date upon which a director leaves the Safeguard Board.

Safeguard maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of cash retainers and meeting fees paid to each director for service on the Board and its committees (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the following calendar year and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees deferred by the fair market value of Safeguard’s stock on the date on which the director otherwise would have received the Directors’ Fees. Each director also receives a number of matching deferred stock units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in Directors’ Fees deferred; the matching deferred stock units vest fully on the first anniversary of the date the matching deferred stock units are credited to the director’s account or, if earlier, once a director reaches age 65. Each deferred stock unit entitles the director to receive one share of Safeguard common stock following the date upon which the director leaves the Safeguard Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.